Exhibit 99.1

Jernigan Capital Reports Second Quarter EPS and Adjusted EPS Above High End of Guidance Range,

Raises Full-Year 2019 Adjusted EPS Guidance and Tightens Full-Year 2019 EPS Guidance Range

MEMPHIS, Tennessee, July 31, 2019 / Business Wire / Jernigan Capital, Inc. (NYSE: JCAP), an owner of self-storage facilities and a leading capital partner for self-storage entrepreneurs nationwide, today announced results for the quarter ended June 30, 2019.

Second Quarter Highlights include:

▪	Earnings per share and adjusted earnings per share of $0.46 and $0.65, respectively, both above the high end of guidance ranges provided with the Company’s first quarter 2019 earnings release;

▪

Increased full year 2019 adjusted earnings per share guidance range to between $1.72 and $2.13 from the prior range of between $1.52 and $2.13 and adjusted full year 2019 earnings per share guidance range to between $0.93 and $1.34 from the prior range of $0.82 to $1.46;

▪	Closed on two development investments, in Long Island, New York and Brooklyn, New York, with an aggregate commitment amount of $44.5 million;

▪

Leasing commenced at Generation V self-storage facilities underlying six development property investments in which the Company has an aggregate committed investment of $74.5 million, 49.9% profits interests and ROFRs; and

▪	Increased book value per common share to $19.12 at June 30, 2019 from $18.13 at June 30, 2018.

“Our second quarter results reflect another quarter of strong execution, with revenue, earnings per share and adjusted earnings per share exceeding the high end of our quarterly guidance ranges,” stated John Good, Chief Executive Officer of Jernigan Capital, Inc. “We posted 50% growth in total revenues and 38% growth in adjusted earnings compared to the second quarter of 2018. These results paired with better visibility into the back half of the year have led us to raise our Adjusted EPS guidance range for the full year 2019 and tighten our full year 2019 EPS guidance range.”

“Our portfolio of state-of-the-art Generation V self-storage properties continues to progress through construction and lease-up, with 52 facilities, representing 70% of self-storage projects that we have financed, open and operating as of the end of the second quarter,” continued Mr. Good. “These properties have continued to lease well during the summer rental season. Properties that were open as of the end of the first quarter added an average of 15.9% physical occupancy from the end of March through this past weekend. Occupancy is running approximately 600 basis points ahead of initial underwriting for our 46 properties that have been open for at least one leasing season.”

“We continue to see ample investment opportunities and expect the pace of acquisitions of developer interests in projects we have financed to increase in the second half of 2019 and throughout 2020,” Mr. Good continued. “As of July 31, 2019, we have committed over 83% of the midpoint of our full year 2019 investment guidance range of $85 million to $115 million. We continue to prudently manage our balance sheet, with our ratio of net debt to gross assets remaining at a low 13% level at quarter end and fundings of our investment commitments being fully-covered through mid-2020.”

Financial Highlights

Earnings per share and adjusted earnings per share for the three months ended June 30, 2019 were $0.46 and $0.65, respectively, which are each $0.21 above the high end of the Company’s guidance range provided in the Company’s first quarter 2019 earnings release. Earnings per share and adjusted earnings per share for the six months ended June 30, 2019 were $0.81 and $1.17, respectively.

Net income attributable to common stockholders for the three months ended June 30, 2019 was $9.8 million, an increase of $3.6 million, or 57%, over the $6.2 million net income attributable to common stockholders for the comparable quarter in 2018. Net income attributable to common stockholders for the six months ended June 30, 2019 was $16.9 million, an increase of $8.9 million, or 111%, over the $8.0 million reported for the comparable six month period in 2018.

Total revenues for the three and six months ended June 30, 2019 were $10.8 million and $20.7 million, respectively, representing increases of $3.6 million, or 50%, and $8.3 million, or 66%, over total revenues for the three and six months ended June 30, 2018, respectively. The increase in revenues is primarily attributed to the increase in the outstanding principal balances on the Company’s investment portfolio.

General and administrative expenses, excluding fees to the Manager, for the three and six months ended June 30, 2019 were $2.4 million and $4.1 million, compared to $2.0 million and $3.9 million for the comparable 2018 periods, respectively. Included in these amounts were stock-based compensation expense for the three and six months ended June 30, 2019 of $0.7 million and $1.0 million, compared to $0.8 million and $1.1 million for the comparable 2018 periods, respectively.

Net income attributable to common stockholders and adjusted earnings for the three and six months ended June 30, 2019 also includes increases in the fair value of investments of $12.0 million and $20.9 million, respectively, compared to increases of $8.6 million and $12.9 million for the comparable periods in 2018.  This represents a $3.4 million, or 40%, and $7.9 million, or 61%, year-over-year increase from the three and six months ended June 30, 2018, respectively.

Subsequent Events

On July 2, 2019, the Company entered into an agreement with the borrower on its Miami construction loan pursuant to which the Company acquired all of the interests in the entity that owns the property that secured the loan, and both parties dismissed all state court litigation related to that loan.

In July, the Company closed a new development investment in Queens, New York with a $13.1 million commitment.

Capital Markets Activities

During the second quarter, the Company issued an aggregate $30.6 million of common stock under the Company’s at-the-market program at an average share price of $21.04, a 10.6% premium to the Company’s reported book value per share as of March 31, 2019.

Dividends

On May 1, 2019, the Company declared cash and stock dividends on its Series A Preferred Stock. The cash dividend of $2.3 million was paid on July 15, 2019 to holders of record on July 1, 2019. A stock dividend of 2,125 shares of additional Series A Preferred Stock was issued on July 15, 2019 to holders of record on July 1, 2019 for an aggregate value of $2.1 million pursuant to the terms of the Stock Purchase Agreement.

On May 1, 2019, the Company declared a cash dividend on its Series B Preferred Stock. The cash dividend of $0.7 million was paid on July 15, 2019 to holders of record on July 1, 2019.

Additionally, on May 1, 2019, the Company declared a dividend of $0.35 per common share. The dividend was paid on July 15, 2019 to common stockholders of record on July 1, 2019.

Third Quarter and Full-Year 2019 Guidance

The following table reflects earnings per share and adjusted earnings per share guidance ranges for the three months ending September  30, 2019 and updated guidance for the full-year 2019. Such guidance is based on management's current expectations of Company investment and acquisition activity (including fair value appreciation, the expected timing of construction progress and receipts of certificates of occupancy, and the assumptions regarding the timing of acquisitions of developer interests), the operational and new supply dynamics of the self-storage markets in which the Company has invested, and overall economic conditions, including interest rate levels. Adjusted earnings is a performance measure that is not specifically defined by accounting principles generally accepted in the United States (“GAAP”) and is defined as net income attributable to common stockholders (computed in accordance with GAAP) plus stock dividends to preferred stockholders, stock-based compensation expense, and depreciation and amortization on real estate assets. For more information about our calculation of adjusted earnings, see “Non-GAAP Financial Measures” below.

	Dollars in thousands,
	except share and per share data
	Three months ending		Year ending
	September 30, 2019		December 31, 2019
	Low	High	Low	High
Interest income from investments	$9,650	$9,750	$35,100	$35,700
Rental revenue from real estate owned	1,700	1,800	7,900	8,200
Other income	35	40	340	360
Total revenues	$11,385	$11,590	$43,340	$44,260
G&A expenses (1)	(4,670)	(4,525)	(17,265)	(17,055)
Property operating expenses (excl. depreciation and amortization)	(950)	(900)	(4,250)	(3,950)
Depreciation and amortization on real estate assets	(1,300)	(1,250)	(6,150)	(6,050)
Interest expense	(2,500)	(2,400)	(8,500)	(8,250)
JV income	55	75	425	475
Other interest income	5	10	30	40
Net unrealized gain on investments (2)	6,000	8,000	33,000	40,000
Net income	8,025	10,600	40,630	49,470
Net income attributable to preferred stockholders (3)	(5,170)	(5,160)	(20,500)	(20,450)
Net income attributable to common stockholders	2,855	5,440	20,130	29,020
Add: stock dividends	2,125	2,125	8,500	8,500
Add: stock-based compensation	570	550	2,185	2,150
Add: depreciation and amortization on real estate assets (4)	1,390	1,330	6,450	6,325
Adjusted earnings	$6,940	$9,445	$37,265	$45,995
Earnings per share – diluted	$0.13	$0.24	$0.93	$1.34
Adjusted earnings per share – diluted	$0.31	$0.42	$1.72	$2.13
Average shares outstanding – diluted	22,330,000	22,330,000	21,630,000	21,630,000
1)

Includes $2.2 million (low) / $2.1 million (high) of fees to Manager for the three months ending September 30, 2019. Includes $8.4 million (low) / $8.3 million (high) of fees to Manager for the year ending December 31, 2019.

2)

Excludes $0.04 million (low and high) of unrealized appreciation in fair value of investments from the real estate venture, which is included in JV income for the three months ending September 30, 2019 and $0.2 (low) / $0.3 (high) for the year ended December 31, 2019.

3)

Represents both cash dividends and stock dividends (which stock dividends will be paid out in either shares of the Company’s common stock or additional shares of Series A Preferred Stock, at the option of the Series A stockholders) estimated with respect to outstanding shares of Series A Preferred Stock, as well as cash dividends estimated with respect to outstanding shares of Series B Preferred Stock.

4)

Includes $0.1 million (low and high) of depreciation and amortization on the real estate assets wholly-owned by the real estate venture, which is included in JV income for the three months ending September 30, 2019 and $0.3 million (low and high) for the year ended December 31, 2019.

Full-Year Key Assumptions:

•

Projected closings on $85 million to $115 million of new self-storage investments for the full-year 2019, including acquisitions of developer interests (on-balance sheet and JCAP’s proportionate share in the SL1 Venture), new development property investments, new bridge investments and joint venture investments;

•

Fundings of approximately $200 million to $215 million on the Company’s closed and projected investment commitments during the year ending December 31, 2019, including cash payable for the acquisitions of developer interests; and

•	Utilization of the Company’s credit facility over the course of the year with expected borrowings at year-end of between $120 million and $160 million.

The Company is adjusting its previously issued guidance for full year 2019. Net income attributable to common stockholders is expected to be between $0.93 and $1.34 per share from the previously estimated range of $0.82 to $1.46 per share, and adjusted earnings is expected to be between $1.72 and $2.13 per share from the previously estimated range of $1.52 to $2.13 per share.

Additionally, the Company continues to monitor its 2019 fair value guidance with updated estimates of construction progress, timing of the receipt of certificates of occupancy from its development partners and the movement of interest rates and spreads. Of the estimated $33.0 million to $40.0 million of fair value appreciation in 2019, the Company recognized $8.8 million during the first quarter, $12.0 million in the second quarter, and expects $6.0 million to $8.0 million to be recognized in the third quarter, and $6.2 million to $11.2 million to be recognized in the fourth quarter. The Company’s 2019 fair value guidance reflects updated estimates of the timing of construction completion of the self-storage facilities underlying certain of our development investments, as well as the timing of stabilization of facilities in which we have invested. Timing of fair value appreciation is heavily dependent upon construction progress and the timing of construction completion, both of which are subject to factors outside the control of the Company and the Company’s development partners. Moreover, when the Company acquires the developer’s interest in a self-storage project that the Company has financed, the Company no longer accounts for such investment under the fair value method, so acquisitions of developer interests have a potentially material effect on future fair value recognized in the Company’s financial statements. As such, the amount and exact timing of fair value recognition is subject to change.

Refer to the Company’s Second Quarter 2019 Supplemental Information Package for more information.

Conference Call and Webcast Information

The Company will host a webcast and conference call on Thursday, August 1, 2019 at 11:00 a.m. Eastern Time to discuss the financial results and recent events. A webcast will be available on the Company’s website at investors.jernigancapital.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary audio software. The replay of the webcast will be available on the Company’s website until midnight Eastern Time on Thursday, August  15, 2019.

Supplemental financial and operating information for the three and six months ended June  30, 2019 is available on the Company’s website under Financials – Quarterly Supplemental Information.

To Participate in the Telephone Conference Call:

Dial in at least 15 minutes prior to start time.

Domestic: 1-877-407-0792

International: 1-201-689-8263

Conference Call Replay:

Domestic: 1-844-512-2921

International: 1-412-317-6671

Passcode: 13681075

About Jernigan Capital, Inc.

Jernigan Capital is a New York Stock Exchange-listed real estate investment trust (NYSE: JCAP) that provides debt and equity capital to private developers, owners and operators of self-storage facilities with a view to eventual outright ownership of facilities we finance. Our mission is to maximize shareholder value by accumulating a multi-billion dollar investment portfolio consisting of the newest, most attractive and best located self-storage facilities in the United States through a talented and experienced team demonstrating the highest levels of integrity, dedication, excellence and community.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our full-year and third quarter 2019 guidance and fair value measurements and the assumptions underlying such guidance, our ability to successfully source, structure, negotiate and close investments in and acquisitions of self-storage facilities, the market dynamics of the MSAs in which our investments are located, our ability to fund our outstanding future investment commitments, our ability to own and manage our real estate assets, the availability, terms and our rate of deployment of equity capital and our ability to increase the borrowing base of our credit facility. The ultimate occurrence of events and results referenced in these forward-looking statements is subject to known and unknown risks and uncertainties, many of which are beyond our control. These forward-looking statements are based upon the Company's present intentions and expectations, but the events and results referenced in these statements are not guaranteed to occur. The Company undertakes no duty or responsibility to publicly update or revise any forward-looking statement to reflect future events or circumstances or to reflect the occurrence of unexpected events. Investors should not place undue reliance upon forward-looking statements. For a discussion of these and other risks facing our business, see the information under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K, and those set forth in the Company’s other reports and information filed with the Securities and Exchange Commission (“SEC”), which are accessible on the SEC’s website at www.sec.gov.

Non-GAAP Financial Measures

Adjusted Earnings is a non-GAAP measure and is defined as net income attributable to common stockholders plus stock dividends to preferred stockholders, stock-based compensation expense, depreciation and amortization on real estate assets, depreciation and amortization on SL1 Venture real estate assets, and other expenses. Management uses Adjusted Earnings and Adjusted Earnings per share as key performance indicators in evaluating the operations of the Company's business. The Company is a capital provider to self-storage developers and believes that these measures are useful to management and investors as a starting point in measuring its operational performance because they exclude various equity-based payments (including stock dividends) and other items included in net income that do not relate to or are not indicative of its present and future operating performance, which can make periodic and peer analyses of operating performance more difficult. The Company’s computation of Adjusted Earnings and Adjusted Earnings per share may not be comparable to other key performance indicators reported by other REITs or real estate companies. Reconciliations of Adjusted Earnings and Adjusted Earnings per share to Net income attributable to common stockholders and Earnings per share, respectively, are provided in the attached table entitled “Calculation of Adjusted Earnings.”

Contact:

Jernigan Capital, Inc.

David Corak

(901) 567-9580

Investorrelations@jernigancapital.com

JERNIGAN CAPITAL, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	As of
	June 30, 2019	December 31, 2018
	(unaudited)
Assets:
Cash and cash equivalents	$4,169	$8,715
Self-Storage Investment Portfolio:
Development property investments at fair value	476,889	373,564
Bridge investments at fair value	89,478	84,383
Self-storage real estate owned, net	106,083	96,202
Investment in and advances to self-storage real estate venture	12,416	14,155
Other loans, at cost	4,576	4,835
Deferred financing costs	4,327	4,619
Prepaid expenses and other assets	5,129	3,702
Fixed assets, net	225	233
Total assets	$703,292	$590,408

Liabilities:
Secured revolving credit facility	$62,900	$-
Term loans, net of unamortized costs	33,711	24,609
Due to Manager	2,453	3,334
Accounts payable, accrued expenses and other liabilities	4,526	2,402
Dividends payable	12,847	12,199
Total liabilities	116,437	42,544

Equity:
Series A preferred stock	126,387	122,137
Series B Cumulative preferred stock	37,298	37,401
Common stock	221	204
Additional paid-in capital	419,760	386,394
Retained earnings	3,630	1,728
Accumulated other comprehensive income (loss)	(441)	-
Total equity	586,855	547,864
Total liabilities and equity	$703,292	$590,408

JERNIGAN CAPITAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenues:
Interest income from investments	$9,150	$6,403	$17,362	$10,965
Rental and other property-related income from real estate owned	1,638	805	3,087	1,428
Other revenues	44	33	267	64
Total revenues	10,832	7,241	20,716	12,457

Costs and expenses:
General and administrative expenses	2,373	2,034	4,136	3,852
Fees to Manager	2,069	1,582	4,072	2,886
Property operating expenses of real estate owned	786	420	1,549	731
Depreciation and amortization of real estate owned	1,090	887	2,119	1,589
Other expenses	-	-	-	290
Total costs and expenses	6,318	4,923	11,876	9,348

Operating income	4,514	2,318	8,840	3,109

Other income (expense):
Equity in earnings from unconsolidated real estate venture	85	435	242	985
Net unrealized gain on investments	12,043	8,623	20,873	12,943
Interest expense	(1,776)	(638)	(2,989)	(1,054)
Other interest income	8	59	21	168
Total other income	10,360	8,479	18,147	13,042
Net income	14,874	10,797	26,987	16,151
Net income attributable to preferred stockholders	(5,094)	(4,580)	(10,126)	(8,175)
Net income attributable to common stockholders	$9,780	$6,217	$16,861	$7,976

Basic earnings per share attributable to common stockholders	$0.46	$0.40	$0.81	$0.53
Diluted earnings per share attributable to common stockholders	$0.46	$0.40	$0.81	$0.53

Dividends declared per share of common stock	$0.35	$0.35	$0.70	$0.70

JERNIGAN CAPITAL, INC.
CALCULATION OF ADJUSTED EARNINGS
(in thousands, except share and per share data)
(unaudited)

	Three months ended
	June 30, 2019	June 30, 2018
Net income attributable to common stockholders	$9,780	$6,217
Plus: stock dividends to preferred stockholders	2,125	2,125
Plus: stock-based compensation	719	777
Plus: depreciation and amortization on real estate assets	1,090	887
Plus: depreciation and amortization on SL1 Venture real estate assets	82	-
Adjusted Earnings	$13,796	$10,006

Adjusted Earnings per share attributable to common stockholders – diluted	$0.65	$0.64

Weighted average shares of common stock outstanding – diluted	21,387,462	15,564,317

	Six months ended
	June 30, 2019	June 30, 2018
Net income attributable to common stockholders	$16,861	$7,976
Plus: stock dividends to preferred stockholders	4,250	4,250
Plus: stock-based compensation	1,047	1,122
Plus: depreciation and amortization on real estate assets	2,119	1,589
Plus: depreciation and amortization on SL1 Venture real estate assets	137	-
Plus: other expenses	-	290
Adjusted Earnings	$24,414	$15,227

Adjusted Earnings per share attributable to common stockholders – diluted	$1.17	$1.01

Weighted average shares of common stock outstanding – diluted	20,923,865	15,058,187

JERNIGAN CAPITAL, INC.
CALCULATION OF EARNINGS PER SHARE AND ADJUSTED EARNINGS PER SHARE
(in thousands, except share and per share data)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Shares outstanding:
Weighted average common shares - basic	21,185,484	15,274,459	20,743,971	14,763,741
Effect of dilutive securities	201,978	289,858	179,894	294,446
Weighted average common shares, all classes	21,387,462	15,564,317	20,923,865	15,058,187

Calculation of Earnings per Share - basic
Net income	$14,874	$10,797	$26,987	$16,151
Less:
Net income allocated to preferred stockholders	5,094	4,580	10,126	8,175
Net income allocated to unvested restricted shares (1)	92	72	145	98
Net income attributable to common stockholders – two-class method	$9,688	$6,145	$16,716	$7,878

Weighted average common shares – basic	21,185,484	15,274,459	20,743,971	14,763,741
Earnings per share – basic	$0.46	$0.40	$0.81	$0.53

Calculation of Earnings per Share - diluted
Net income	$14,874	$10,797	$26,987	$16,151
Less:
Net income allocated to preferred stockholders	5,094	4,580	10,126	8,175
Net income attributable to common stockholders – two-class method	$9,780	$6,217	$16,861	$7,976

Weighted average common shares – diluted	21,387,462	15,564,317	20,923,865	15,058,187
Earnings per share – diluted	$0.46	$0.40	$0.81	$0.53

Calculation of Adjusted Earnings per Share - basic
Adjusted Earnings	$13,796	$10,006	$24,414	$15,227
Less:
Adjusted Earnings allocated to unvested restricted shares (1)	130	116	210	187
Adjusted Earnings attributable to common stockholders – two-class method	$13,666	$9,890	$24,204	$15,040

Weighted average common shares – basic	21,185,484	15,274,459	20,743,971	14,763,741
Adjusted Earnings per share – basic	$0.65	$0.65	$1.17	$1.02

Calculation of Adjusted Earnings per Share - diluted
Adjusted Earnings attributable to common stockholders – two-class method	$13,796	$10,006	$24,414	$15,227

Weighted average common shares – diluted	21,387,462	15,564,317	20,923,865	15,058,187
Adjusted Earnings per share – diluted	$0.65	$0.64	$1.17	$1.01

(1)

Unvested restricted shares participate in dividends with common shares on a 1:1 basis and thus are considered participating securities under the two-class method for the three and six months ended June  30, 2019 and 2018.

JERNIGAN CAPITAL, INC.
2019 GUIDANCE - RECONCILIATION OF ADJUSTED EARNINGS PER SHARE
(in thousands, except share and per share data)

(unaudited)

	Quarter ending September 30, 2019
	Low	High
Net income attributable to common stockholders	$2,855	$5,440
Plus: stock dividends to preferred stockholders	2,125	2,125
Plus: stock-based compensation	570	550
Plus: depreciation and amortization on real estate assets	1,390	1,330
Adjusted Earnings	$6,940	$9,445

Net income attributable to common stockholders per weighted average share – diluted	$0.13	$0.24
Adjusted Earnings per weighted average share – diluted	$0.31	$0.42

Weighted average shares of common stock outstanding – diluted	22,330,000	22,330,000

	Year ending December 31, 2019
	Low	High
Net income attributable to common stockholders	$20,130	$29,020
Plus: stock dividends to preferred stockholders	8,500	8,500
Plus: stock-based compensation	2,185	2,150
Plus: depreciation and amortization on real estate assets	6,450	6,325
Adjusted Earnings	$37,265	$45,995

Net income attributable to common stockholders per weighted average share – diluted	$0.93	$1.34
Adjusted Earnings per weighted average share – diluted	$1.72	$2.13

Weighted average shares of common stock outstanding – diluted	21,630,000	21,630,000